Page 1 of 12 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   SCHEDULE 13G

                     Under the Securities exchange Act of 1934

                             (AMENDMENT NO.2)*

                           GLOBALSANTAFE CORP
             -----------------------------------------------------
                              (NAME OF ISSUER)

                                  SHS
             -----------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                 G3930E101
             -----------------------------------------------------
                              (CUSIP NUMBER)

                           December 31, 2006
             -----------------------------------------------------
            (Date of event which requires filing of this Statement)

    NOTE: A MAJORITY OF THE SHARES REPORTED IN THIS SCHEDULE 13G ARE HELD BY UNAFFILIATED THIRD-PARTY CLIENT ACCOUNTS MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P., AS INVESTMENT ADVISER. (ALLIANCE CAPITAL MANAGEMENT L.P. IS A MAJORITY-OWNED SUBSIDIARY OF AXA FINANCIAL, INC.)

    Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X  Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. G3930E101           13G                        Page 2 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


       NUMBER OF SHARES     5.   SOLE VOTING POWER            10,384,754
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,711,530
       December 31, 2006
            BY EACH         7.   SOLE DISPOSITIVE POWER       16,558,662
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     110

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              16,558,772
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          7.1%

 12. TYPE OF REPORTING PERSON *
       IC
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G3930E101                13G                     Page 3 of 12 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY

  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            10,384,754
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,711,530
       December 31, 2006
            BY EACH         7.   SOLE DISPOSITIVE POWER       16,558,662
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     110


  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              16,558,772
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          7.1%

 12. TYPE OF REPORTING PERSON *
       IC
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G3930E101                13G                     Page 4 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            10,384,754
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,711,530
       December 31, 2006
            BY EACH         7.   SOLE DISPOSITIVE POWER       16,558,662
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     110

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              16,558,772
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          7.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G3930E101                13G                     Page 5 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            10,384,754
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,711,530
       December 31, 2006
            BY EACH         7.   SOLE DISPOSITIVE POWER       16,558,662
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     110

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              16,558,772
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          7.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G3930E101                13G                     Page 6 of 12 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc.      13-3623351

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
       State of Delaware

       NUMBER OF SHARES     5.   SOLE VOTING POWER            10,383,444
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,711,530
       December 31, 2006
            BY EACH         7.   SOLE DISPOSITIVE POWER       16,550,302
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     110


  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              16,550,412
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          7.1%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   13G                     Page 7 of 12 Pages

Item 1(a) Name of Issuer:
          GLOBALSANTAFE CORP

Item 1(b) Address of Issuer's Principal Executive Offices:
          15375 Memorial Drive
          Houston,  TX 77079


Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          26, rue Drouot
          75009 Paris, France

          AXA Courtage Assurance Mutuelle
          26, rue Drouot
          75009 Paris, France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          25, avenue Matignon
          75008 Paris, France

          AXA Financial, Inc.
          1290 Avenue of the Americas
          New York, New York 10104

  (Please contact Dean Dubovy at (212) 314-5528 with any questions.)

                                   13G                     Page 8 of 12 Pages
Item 2(c) Citizenship:
          Mutuelles AXA and AXA - France
          AXA Financial, Inc. - Delaware

Item 2(d) Title of Class of Securities:

          SHS

Item 2(e) Cusip Number:
          G3930E101

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1(b)(ii)(G).

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

                                   13G                     Page 9 of 12 Pages

Item 4. Ownership as of   December 31, 2006
        (a) Amount Beneficially Owned:
16,558,772   shares of common stock beneficially owned including:

                                                            No. of Shares

                                                       Subtotals

                                                       ---------------------

AXA                                                                     0

AXA Entity or Entities

    Common Stock  acquired solely for investment purposes:
    AXA Rosenberg Investment Management LLC                         8,360

AXA Financial, Inc.                                                     0

Subsidiaries:

AllianceBernstein L.P.
acquired solely for investment purposes on behalf of client discretionary investment advisory accounts:



  Common Stock                                    16,518,187

                                                               16,518,187
AXA Equitable Life Insurance Company

acquired solely for investment purposes:


  Common Stock                                        32,225
                                                                   32,225
                                                            -------------
    Total                                                      16,558,772
                                                            =============

Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.
       (b) Percent of Class:                                 7.1%
                                                            =============


                                                           Page 10 of 12 Pages

                                                     ITEM 4. Ownership as of
                   (CONT.)
       (c) Deemed Voting Power and Disposition Power:
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        ------------  ------------  ------------ ------------
The Mutuelles AXA,
    as a group                   0             0             0             0
AXA                              0             0             0             0

AXA Entity or Entities:
  AXA Rosenberg              1,310             0         8,360             0
  Investment Management
   LLC

AXA Financial, Inc.              0             0             0             0

Subsidiaries:
------------
 AllianceBernstein      10,356,544     1,711,530    16,518,077           110

 AXA Equitable Life         26,900             0        32,225             0
 Insurance Company

                      ------------  ------------  ------------  ------------
                        10,384,754     1,711,530    16,558,662           110
                      ============  ============  ============  ============

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions.

                                                           Page 11 of 12 Pages
Item 5. Ownership of Five Percent or Less of a Class:
        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                                                           ( )

Item 6. Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

        This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which owns AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

   (X) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities:

   (X) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

        AXA Rosenberg Investment Management LLC

   (X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of the following subsidiaries:

   (X)  AllianceBernstein L.P.
        (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.


   (X)  AXA Equitable Life Insurance Company
        (13-5570651), an insurance company and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                         Page 12 of 12 Pages

Item 8. Identification and Classification of Members of the Group.      N/A

Item 9.  Notice of Dissolution of Group:                                N/A

Item 10. Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





   Date:    February 14, 2007              AXA FINANCIAL, INC.*







                                           /s/ Alvin H. Fenichel

                                              Alvin H. Fenichel
                                            Senior Vice President
                                               and Controller






   *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement Schedule 13G is filed on behalf of each of them.